As filed with the Securities and Exchange Commission on April 17, 2019

Registration No. 333-179318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELLIE MAE, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3288780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4420 Rosewood Drive, Suite 500 Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

2011 Equity Incentive Award Plan

Employee Stock Purchase Plan

(Full title of the plans)

Brian Brown

Executive Vice President & General Counsel

Ellie Mae, Inc.

4420 Rosewood Drive, Suite 500

Pleasanton, California 94588

(925) 227-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Ellie Mae, Inc. (the “Registrant”):

•	Registration Statement No. 333-179318 pertaining to the registration of 210,195 shares of Common Stock, par value $0.0001, of the Registrant issuable under the Employee Stock Purchase Plan; and

•	Registration Statement No. 333-179318 pertaining to the registration of 1,050,979 shares of Common Stock, par value $0.0001, of the Registrant issuable under the 2011 Equity Incentive Award Plan.

On February 11, 2019, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EM Eagle Purchaser, LLC, a Delaware limited liability company (“Parent”), and EM Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of Thoma Bravo, LLC. On April 17, 2019, pursuant to the terms of the Merger Agreement, Parent acquired the Registrant through the Merger.

As a result of the Merger, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Ellie Mae, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on April 17, 2019.

ELLIE MAE, INC.

By:	/s/ Brian Brown
Name: Brian Brown Title: Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.